                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material under Rule 14a-12

                                            EARTHLINK, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                EARTHLINK, INC.
                              1375 PEACHTREE ST.,
                             ATLANTA, GEORGIA 30309
                                 (404) 815-0770

                                 April 12, 2001

Dear Stockholders:

    You are cordially invited to attend the 2001 Annual Meeting of Stockholders of EarthLink, Inc., which will be held at 10:00 a.m. (local time) on Thursday, May 24, 2001, at the Georgia Center for Advanced Telecommunications Technology (GCATT), located at 250 14th Street NW, Atlanta, Georgia (the "ANNUAL MEETING").

    The principal business of the Annual Meeting will be the election of our Class II directors and the ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year ending December 31, 2001. We will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of 2001.

    Our Board of Directors is divided into three classes, with only one class (Class II) to be elected this year. Please refer to the section entitled "Board of Directors" in the Proxy Statement for further details.

    If you do not attend the Annual Meeting, you may vote your shares in any of three ways--by mail, by telephone or by Internet. The enclosed proxy card materials provide you details on how to vote by these three methods. Whether or not you plan to attend the Annual Meeting, we encourage you to vote in the method that suits you best so that your shares will be voted at the Annual Meeting. If you decide to attend the Annual Meeting, you may, of course, revoke your proxy and personally cast your votes.

    Thank you, and we look forward to seeing you at the Annual Meeting or receiving your proxy vote.

                                          Sincerely yours,

                                          /s/ Sky D. Dayton

                                          Sky D. Dayton
                                          CHAIRMAN OF THE BOARD

                                EARTHLINK, INC.
                              1375 PEACHTREE ST.,
                             ATLANTA, GEORGIA 30309
                                 (404) 815-0770

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The 2001 Annual Meeting of the Stockholders of EarthLink, Inc. (the "COMPANY") will be held at 10:00 a.m. (local time), Thursday, May 24, 2001, at the Georgia Center for Advanced Telecommunications Technology (GCATT) located at 250 14th Street NW, Atlanta, Georgia. The meeting is called for the following purposes:

    1.  To elect Class II directors for a three-year term;

    2. To ratify of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year ending December 31, 2001.

    3.  To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on March 23, 2001 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          By order of the Board of Directors,

                                          /s/ Sky D. Dayton

                                          Sky D. Dayton
                                          CHAIRMAN OF THE BOARD

Atlanta, Georgia
April 12, 2001

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE VOTE YOUR SHARES BY MAIL WITH THE ENCLOSED PROXY CARD, BY TELEPHONE OR BY INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                                EARTHLINK, INC.
                              1375 PEACHTREE ST.,
                             ATLANTA, GEORGIA 30309

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2001

    This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink, Inc. (the "COMPANY" or "EARTHLINK") in connection with the solicitation of proxies for use at the 2001 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (local time) on Thursday, May 24, 2001, at the Georgia Center for Advanced Telecommunications Technology (GCATT), 250 14th Street NW, Atlanta, Georgia, and at any adjournments or postponements thereof (the "ANNUAL MEETING"). This Proxy Statement and the enclosed proxy card will be mailed on or about April 12, 2001 to the Company's stockholders of record (the "STOCKHOLDERS") on the Record Date, as defined below.

    THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS--BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

                            YOUR VOTE IS IMPORTANT !

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

GENERAL

    Proxies will be voted as specified by the Stockholder or Stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share, of the Company (the "COMMON STOCK") represented thereby will be voted FOR the proposals set forth in this Proxy Statement. The submission of a signed proxy will not affect a Stockholder's right to attend and to vote in person at the Annual Meeting. A Stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

    As of the close of business on the March 9, 2001, there were 130,660,887 shares of the Company's Common Stock (the "SHARES") outstanding. Only holders of record of Common Stock as of the close of business on March 23, 2001 (the "RECORD DATE") will be entitled to vote at the Annual Meeting. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters voted upon at the Annual Meeting.

QUORUM REQUIRED

    According to the Company's Bylaws, the holders of a majority of the Shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

VOTE REQUIRED

    Under Delaware law, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors of the Company.

    Abstentions will be counted in determining the minimum number of votes required for approval of proposals and will therefore, have the effect of votes against such proposals. Broker non-votes, those shares held by a broker or nominee as to which such a broker or nominee does not have discretionary voting power, will not be counted as votes for or against approval of such matters.

    With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its stockholders.

                       PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

    EarthLink's Amended and Restated Certificate of Incorporation provides that the Company shall have at least two and not more than 17 directors, with the exact number to be fixed by resolution of the Board of Directors from time to time or by a majority vote of the stockholders entitled to vote on directors. The current size of the Board of Directors is fixed at 13, and the Company currently has seven directors, with the existing six vacancies to be filled by the Board of Directors in the future. The Board of Directors held nine meetings in 2000, and held one meeting from January 1, 2001 through the date of this Proxy Statement.

    As established in its Amended and Restated Certificate of Incorporation, EarthLink's Board of Directors is divided into three classes, designated as Class I, Class II and Class III, which classes are to have as nearly equal number of directors as possible. The current seven-member Board of Directors consists of two Class I members, three Class II members and two Class III members. The remaining six director positions (which are currently vacant) consist of two Class I directorships, one Class II directorship and three
Class III directorships. The term for each class is three years, which expires at the third succeeding annual stockholder meeting after their election. The initial term for our initial Board of Director's Class II directors expires at this year's Annual Meeting. One Class I director is not elected by our common stockholders but rather is appointed to our Board of Directors by Apple Computer, Inc. ("APPLE") based on certain rights granted to them in contractual agreements and in the Certificate of Designation establishing the terms of our Series C Convertible Preferred Stock issued to Apple.

DIRECTORS STANDING FOR ELECTION

    The Board of Directors has nominated Linwood A. Lacy, Jr., Michael S. McQuary and Reed E. Slatkin for election as Class II directors to the Board of Directors at the Annual Meeting, each to serve until the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

    Set forth below is certain biographical information furnished to the Company by the directors standing for election:

LINWOOD A. LACY, JR.--CLASS II DIRECTOR

Age: 55

    Mr. Lacy is a member of the Board of Directors of EarthLink, and was a member of the Board of Directors of EarthLink Network from June 1996 until its merger with MindSpring. From October 1996 to October 1998, he served as President and Chief Executive Officer of Micro Warehouse Incorporated. From 1989 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and Chief Executive Officer of Ingram Industries Inc., and from April 1996 to May 1996 served as its Vice-Chairman. Mr. Lacy serves as a director of Ingram Industries Inc., SemQuip, Inc., and Modus Media International Holding, Inc.

MICHAEL S. MCQUARY--CLASS II DIRECTOR

Age: 41

    Mr. McQuary is the President and a member of the Board of Directors of EarthLink. Mr. McQuary served as President of MindSpring from March 1996, the Chief Operating Officer from September 1995 and a director from December 1995 until its merger with EarthLink Network. He also served as MindSpring's Executive Vice President from October 1995 to March 1996 and MindSpring's Executive Vice President of Sales and Marketing from July 1995 to
September 1995. Prior to joining MindSpring, Mr. McQuary served in a variety of management positions with Mobil Chemical Co., a petrochemical company, from August 1984 to June 1995, including regional sales manager from April 1991 to February 1994 and Manager of Operations (Reengineering) from February 1994 to June 1995. He is also a member of the Board of Directors of Novient Inc, Artisan Network, and MDCM Inc. (Showbuys).

REED E. SLATKIN--CLASS II DIRECTOR

Age: 52

    Mr. Slatkin is a member of the Board of Directors of EarthLink, and was one of the co-founders of EarthLink Network, where he served as a member of its Board of Directors from inception until its merger with MindSpring. Mr. Slatkin is a private investor and money manager who has invested in public and private companies for the last 15 years.

    The nominees have consented to serve for a three year term. If a nominee becomes unavailable to serve as a director, the Board of Directors may designate a substitute nominee.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

DIRECTORS CONTINUING IN OFFICE

    Set forth below is certain biographical information furnished to the Company by each of the directors continuing in office:

ROBERT M. KAVNER--CLASS I DIRECTOR

Age: 57

    Robert M. Kavner was a director of EarthLink Network, Inc. until the merger with MindSpring in February 2000. Since 1995 Mr. Kavner has been a venture capital investor in Internet companies and in December 1998 he became Vice Chairman of Idealab, an incubator of technology companies. From September 1996 through December 1998 he served as President and Chief Executive Officer of On Command Corporation, a provider of on-demand video for the hospitality industry. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, including Senior Vice President and Chief Financial Officer, Chief Executive Officer of the Multimedia Products and Services Group, and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T's Executive Committee. Mr. Kavner serves as a director of Fleet Financial Group, GoTo.Com and Jupiter Media Metrics, Inc.

CHARLES G. BETTY--CLASS III DIRECTOR

Age: 44

    Charles G. Betty is the Chief Executive Officer and a member of the Board of Directors of EarthLink. Mr. Betty served as President and as a director of EarthLink Network from January 1996 and in May 1996 was named Chief Executive Officer of EarthLink Network, serving in each capacity until its merger with MindSpring.

SKY D. DAYTON--CLASS III DIRECTOR

Age: 29

    Sky D. Dayton is the Chairman of Board of Directors of EarthLink. He founded EarthLink Network in 1994 and served as Chief Executive Officer from May 1994 until May 1996. From 1992 to 1993, he was co-owner of a computer graphics firm, Dayton Walker Design. From 1990 to 1994, Mr. Dayton co-owned Cafe Mocha, a coffee house in Los Angeles, which he co-founded, and was a co-owner of Joe Cafe, a coffee house in Studio City, California. In June 1999, he co-founded eCompanies, an Internet incubator and venture fund. Mr. Dayton serves on the boards of a number of private companies including eCompanies Wireless, a joint venture between eCompanies and Sprint, and Business.com.

    Messrs. William H. Scott, III and Campbell B. Lanier, III resigned from our Board of Directors on February 16, 2001.

INVESTOR DIRECTORS

    Pursuant to the terms of the Company's Series C Convertible Preferred Stock issued to Apple and our strategic alliance with Apple, Apple has the right to name a member to our Board of Directors. Apple's director designation rights exist generally for so long as Apple maintains a certain percentage of its ownership in EarthLink and EarthLink is Apple's exclusive default Internet Service Provider in the setup software of certain Apple computers. Apple has designated Mr. Philip W. Schiller (Class I Director) as its director representative.

    Although Sprint Corporation has maintained two seats on our board, occupied by Messrs. William Esrey and Len Lauer, Sprint relinquished and resigned from those seats on February 9, 2001 when we amended our strategic relationship with Sprint.

PHILIP W. SCHILLER--CLASS I DIRECTOR (INVESTOR DIRECTOR APPOINTED BY APPLE)

Age: 40

    Philip W. Schiller is a member of the Board of Directors of EarthLink, and is Apple's Vice President of Worldwide Product Marketing, responsible for Apple's product strategy, management and communications, including Apple's Power Macintosh G3, PowerBook G3, Mac OS 8.5, Mac OS X Server and the innovative iMac. Previously at Apple Computer, Mr. Schiller held marketing positions in field marketing, channel marketing, multimedia marketing and product marketing where he created the successful PowerBook 500 series of notebook personal computers. Prior to joining Apple, Mr. Schiller was the Vice President of Product Marketing at Macromedia, Inc. of San Francisco and Director of Product Marketing at FirePower Systems, Inc. of Menlo Park. Mr. Schiller has also held marketing and programming positions at Nolan, Norton & Company of Lexington, MA and Massachusetts General Hospital in Boston.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has the following standing committees of its Board of Directors:
Compensation Committee, Audit Committee, Investment Committee and Nominating Committee.

    The Compensation Committee met four times during the year ended
December 31, 2000. The Compensation Committee of the Board of Directors presently consists of Mr. Lacy, Mr. Kavner and Mr. Dayton. Mr. Lanier, who previously was a member of the Compensation Committee, resigned from our Board on February 16, 2001. The Compensation Committee establishes cash and long-term incentive compensation for executive officers and other key employees of the Company. The Compensation Committee also administers the Company's Stock Incentive Plan for employees and Stock Option Plan for Non-Employee Directors.

    The Audit Committee met six times during the year ended December 31, 2000. The Audit Committee of the Board of Directors presently consists of Messrs. Kavner, Slatkin and Schiller.

Mr. Len Lauer, who was appointed to our Board by Sprint Corporation and who served on the Audit Committee, resigned from our Board on February 9, 2001, as part of the restructuring of our strategic relationship with Sprint. Mr. Scott, who served on the Audit Committee, resigned from our Board on February 16, 2001. Messrs. Kavner and Schiller were appointed to Audit Committee subsequent to those resignations. The Audit Committee is responsible for making recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other services provided by the Company's independent auditors and reviews and evaluates the Company's internal audit and control functions. The Company's Board of Directors has adopted a written charter for the Audit Committee. The members of our Audit Committee are independent, as defined in Rule 4200(a)(15) of the NASD Listing Standards for Nasdaq-listed companies.

    The Investment Committee met three times during the year ended December 31, 2000. The Investment Committee of the Board of Directors presently consists of Mr. Dayton, Mr. Betty and Mr. Slatkin. The Investment Committee is responsible for reviewing, analyzing and making determinations regarding material investments by EarthLink.

    The Nominating Committee did not meet during the year ended December 31, 2000. The Nominating Committee of the Board of Directors presently consists of Mr. Dayton and Mr. Betty. The Nominating Committee is responsible for identifying, nominating, proposing and qualifying nominees for open seats on the Board of Directors. The Nominating Committee does not consider or accept nominees recommended by the Company's security holders.

DIRECTOR COMPENSATION

    Directors do not receive cash compensation for serving in that capacity, but are reimbursed for the expenses they incur in attending meetings of the Board or committees thereof. Non-employee directors are eligible to receive options to purchase Common Stock awarded under the Company's Stock Option Plan for Non-Employee Directors.

EXECUTIVE OFFICERS

    The executive officers of the Company serve at the discretion of the Board of Directors, and serve until they resign, are removed or are otherwise disqualified to serve, or until their successors are elected and qualified. EarthLink's executive officers presently include: Sky D. Dayton, Lee Adrean, Linda Beck, Charles G. Betty, Carter Calle, Samuel R. DeSimone Jr., William S. Heys, Jon M. Irwin, Michael C. Lunsford, Michael S. McQuary, Veronica J. Murdock, Gregory J. Stromberg, Lance Weatherby and Brinton O. C. Young. The following sets forth biographical information for our executive officers who are not directors, for whom the biographical summaries are provided above.

LEE ADREAN--EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Age: 49

    Mr. Adrean has served as the Executive Vice President and Chief Financial Officer since March 2000. From May 1995 to February 2000, Mr. Adrean served as the Executive Vice President and Chief Financial Officer of First Data Corporation in Atlanta. From August 1993 to April 1995, Mr. Adrean served as the President of Providian Corporation Agency Group (a division of Providian Corporation).

LINDA BECK--EXECUTIVE VICE PRESIDENT, OPERATIONS

Age: 37

    Ms. Beck has served as Executive Vice President of Operations for EarthLink since September 2000. Ms. Beck is responsible for the management of all of EarthLink's operations groups, including development, system administration, MIS, and network operations. Following the EarthLink/ MindSpring merger in February 2000, Ms. Beck served as vice president of engineering responsible for the development of EarthLink's products and services, as well as the development and evolution of EarthLink's service delivery infrastructure. She held similar positions at both MindSpring and Netcom, and brings to EarthLink more than 15 years of experience in the high-tech industry. Before joining Netcom in 1996, Linda served in a variety of positions at Sybase, GTE and Amdahl. She began her career at the National Security Agency and has always focused largely on distributed systems, databases, network connectivity solutions and the Internet. Linda earned her Bachelor's degree in Computer Science from Iowa State University and a Master's of Business Administration from St. Mary's College of California.

CARTER CALLE--EXECUTIVE VICE PRESIDENT, CALL CENTER OPERATIONS

Age: 35

    Mr. Calle has served as Executive Vice President of Member Support since September 2000 and has served EarthLink in a variety of executive positions since 1995 including Vice President of Call Centers. Mr. Calle earned his Bachelor's Degree in Management from the Georgia Institute of Technology and a Master's Degree in Environmental Science from the University of Montana.

SAMUEL R. DESIMONE, JR.--EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

Age: 41

    Mr. DeSimone has served as the Executive Vice President, General Counsel and Secretary of EarthLink since February 2000. Prior to that, Mr. DeSimone served in such capacities at MindSpring since November 1998. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation of Forest Grove, Oregon, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and partner with Lane Powell Spears Lubersky of Portland, Oregon.

WILLIAM S. HEYS--EXECUTIVE VICE PRESIDENT, SALES

Age: 51

    Mr. Heys has served as Executive Vice President of Sales since
September 2000. From February 2000 to September 2000 he served as Vice President of Business Development and Business Services. Prior to that he served as Senior Vice President, Sales of EarthLink Network since August 1999, and was Vice President of EarthLink Network's relationship with Sprint from January 1999 through August 1999. Prior to joining EarthLink Network, Mr. Heys founded the high-tech industry consulting firm BHC & Associates. Before starting BHC, Mr. Heys served in a variety of executive sales and marketing management positions at IBM, Wang, Hayes Microcomputer Products and Digital Communications Associates, Inc.

JON M. IRWIN--EXECUTIVE VICE PRESIDENT, MEMBER EXPERIENCE

Age: 40

    Mr. Irwin has served as Executive Vice President of Member Experience since September 2000 and was as Executive Vice President of Operations from
February 2000 to September 2000. Mr. Irwin has served EarthLink in a variety of executive positions since November 1995 including, Executive Vice President of Operations, Senior Vice President of Broadband Services and Vice President of Customer Support. From November 1994 to November 1995, Mr. Irwin was Vice President for Operations at WorldCom, a telecommunications company. From November 1992 to November 1994, Mr. Irwin served as Vice President of Corporate Development for Impact Telecommunications, an integrated communications company. He has been involved in several start-up telecommunications companies in management roles ranging from marketing to operations.

MICHAEL C. LUNSFORD--EXECUTIVE VICE PRESIDENT, BROADBAND SERVICES

Age: 33

    Mr. Lunsford has served as EarthLink's Executive Vice President of Broadband Services since February 2000. Prior to that, Mr. Lunsford served in the same role for EarthLink Network from November 1999 until its merger with MindSpring. Prior to that, Mr. Lunsford was EarthLink Network's Vice President of Special Projects, a position he held from the beginning of his employment with EarthLink Network in March of 1999. Before joining EarthLink Network, Mr. Lunsford was a Director with Scott, Madden & Associates, a management consulting firm in Raleigh, North Carolina, from 1995 to 1999. Prior to joining Scott, Madden & Associates,
Mr. Lunsford worked for Andersen Consulting.

VERONICA J. MURDOCK--EXECUTIVE VICE PRESIDENT, ACQUISITIONS AND INTEGRATION

Age: 37

    Ms. Murdock has served as EarthLink's Executive Vice President of Acquisitions and Integration since September 2000. Ms. Murdock has served EarthLink in a variety of Executive positions including Executive Vice President of Member Support and Services and Vice President, Member Support and Services. Prior to joining EarthLink Network, from 1994 to 1998 Ms. Murdock served as Senior Vice President of Worldwide Operations for 7th Level, a multimedia company. Prior to joining 7th Level, Ms. Murdock served as Vice President of Operations for Digital Magic, a visual effects and teleportation company, as well as several executive posts managing teleproduction studios and content technology for the film and television mediums.

GREGORY J. STROMBERG--EXECUTIVE VICE PRESIDENT, EMPLOYEE SERVICES

Age: 48

    Mr. Stromberg has served as EarthLink's Executive Vice President of Employee Services since February 2000. Prior to that, Mr. Stromberg served as MindSpring's Executive Vice President of Business Services since January 1999, Executive Vice President of Technology from August 1998 until January 1999, Executive Vice President of Call Centers from March 1998 until August 1998, Vice President of Call Centers from June 1996 to March 1998, and Vice President of Technical Support from October 1995 until June 1996. From June 1993 to
September 1994, Mr. Stromberg worked as a Regional Manager for Digital Financial Services, a subsidiary of GE Capital. Mr. Stromberg worked in various sales, product management, operations and management positions with Digital Equipment Corporation from June 1983 to June 1993.

LANCE WEATHERBY--EXECUTIVE VICE PRESIDENT, EARTHLINK EVERYWHERE

Age: 40

    Mr. Weatherby has served as EarthLink's Executive Vice President EarthLink Everywhere since November 2000. Mr. Weatherby has served in a variety of executive positions since September 1995 including Executive Vice President of Dial Up, Executive Vice President of Sales and Marketing, and Vice President of Business Development. Mr. Weatherby held a variety of sales, sales management and marketing positions with Mobil from October 1990 through September 1995, including District Sales Manager from December 1992 through September 1995.

BRINTON O. C. YOUNG--EXECUTIVE VICE PRESIDENT, MARKETING AND CORPORATE STRATEGY

Age: 49

    Mr. Young has served as Executive Vice President of Marketing and Corporate Strategy of EarthLink since February 2000. Prior to that he was Senior Vice President, Marketing of EarthLink Network from August 1998 through
February 2000. Mr. Young was Vice President, Strategic Planning of EarthLink Network from March 1996 throughout 1998. From 1990 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high growth companies.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. These persons are also required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's reporting persons complied during fiscal 2000 with all applicable
Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company,
(iii) the executives officers of the Company (including the executive officers named in the Summary Compensation Table included elsewhere herein), and
(iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of February 28, 2001. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                               AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                      BENEFICIAL OWNERSHIP(2)     CLASS
----------------------------------------                      -----------------------     -----
Lee Adrean                                                                67,500(3)         *

Linda Beck                                                                39,383(4)         *

Charles G. Betty                                                       1,121,595(5)         *

Carter Calle                                                              12,924(6)         *

Sky D. Dayton                                                          4,711,881(7)        3.6

Samuel R. DeSimone, Jr.                                                   59,750(8)         *

William S. Heys                                                          117,576(9)         *

Jon M. Irwin                                                             253,653(10)        *

Robert M. Kavner                                                         227,979(11)        *

Linwood A. Lacy, Jr.                                                     370,050(12)        *

Michael C. Lunsford                                                       61,691(13)        *

Michael S. McQuary                                                       837,216(14)        *

Veronica J. Murdock                                                       74,472(15)        *

Philip W. Schiller                                                     7,083,333(16)       5.1

Reed E. Slatkin                                                        1,392,797(17)       1.0

Gregory J. Stromberg                                                     100,962(18)        *

Lance Weatherby                                                           92,072(19)        *

Brinton O. C. Young                                                      374,998(20)        *

Sprint Corporation                                                    48,815,103(21)       29.2

Apple Computer, Inc.                                                   7,083,333(22)       5.1

All directors and executive officers as a group                       17,000,032(23)       12.2

(18 persons)

------------------------

    *   Represents beneficial ownership of less than 1% of our common stock.

(1) Except as otherwise indicated by footnote (i) the named person has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

(2) Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of common stock subject to options or warrants exercisable within 60 days of March 31, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) Includes options to purchase 62,500 shares of common stock.

(4) Includes options to purchase 39,383 shares of common stock.

(5) Includes options to purchase 482,441 shares of common stock.

(6) Includes options to purchase 12,924 shares of common stock.

(7) Includes options to purchase 121,128 shares of common stock.

(8) Includes options to purchase 59,750 shares of common stock.

(9) Includes options to purchase 91,050 shares of common stock.

(10) Includes options to purchase 155,215 shares of common stock.

(11) Includes warrants to purchase 10,768 shares of common stock.

(12) All shares currently outstanding.

(13) Represents options to purchase 61,691 shares of common stock.

(14) Includes options to purchase 530,696 shares of common stock.

(15) Represents options to purchase 74,472 shares of common stock.

(16) Includes 7,083,333 shares of Series C Convertible Preferred Stock, convertible into 7,083,333 shares of common stock, beneficially owned by Apple. Mr. Schiller is an affiliate of Apple and may be deemed to beneficially own such shares, but disclaims such ownership.

(17) Includes (i) warrants to purchase 24,225 shares of common stock and
    (ii) 39,000 shares of common stock held in trust for Mr. Slatkin's minor children.

(18) Includes options to purchase 83,762 shares of common stock.

(19) Includes options to purchase 59,030 shares of common stock.

(20) Includes options to purchase 169,889 shares of common stock.

(21) Includes 12,512,333 shares of common stock, 6,626,250 shares of Series A convertible preferred stock convertible into 13,252,500 shares of common stock and 23,050,270 shares of Series B convertible preferred stock convertible into 23,050,270 shares of common stock beneficially owned by Sprint.

(22) Includes 7,083,333 shares of Series C Convertible Preferred Stock convertible into 7,083,333 shares of common stock beneficially owned by Apple. See footnote 16 above.

(23) Includes (i) options and warrants to purchase 2,039,124 shares of common stock, (ii) 39,000 shares of common stock owned by family members or affiliates of certain members of the group (iii) 7,083,833 shares of Series C Convertible Preferred Stock convertible into 7,083,833 shares of common stock.

                             EXECUTIVE COMPENSATION

    PURSUANT TO SEC RULES FOR PROXY STATEMENT DISCLOSURE OF EXECUTIVE COMPENSATION, THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY HAS PREPARED THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION. THE COMMITTEE INTENDS THAT THIS REPORT CLEARLY DESCRIBE THE CURRENT EXECUTIVE COMPENSATION PROGRAM OF THE COMPANY, INCLUDING THE UNDERLYING PHILOSOPHY OF THE PROGRAM AND THE SPECIFIC PERFORMANCE CRITERIA ON WHICH EXECUTIVE COMPENSATION IS BASED. THIS REPORT ALSO DISCUSSES IN DETAIL THE COMPENSATION PAID TO THE COMPANY'S CHIEF EXECUTIVE OFFICER.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report by the Compensation Committee of the Board of Directors (the "COMMITTEE") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 2000 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is comprised entirely of non-employee directors. The Committee also administers the Company's stock option plans.

COMPENSATION PHILOSOPHY

    The Committee consists of three non-employee directors. The Committee is responsible for setting cash and long-term incentive compensation for executive officers and other key employees of the Company. The Company's compensation policies are intended to create a direct relationship between the level of compensation paid to executives and the Company's current and long-term level of performance. The Committee believes that this relationship is best implemented by providing a compensation package of separate components, all of which are designed to enhance the Company's overall performance. The components are base salary, short-term compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

BASE SALARIES

    The base salaries for the Company's executive officers for 2000 were established through comparison to base salaries offered for similar positions in competing or similar locations. The salaries of the executive officers were established based on the market environment and the Company's need to attract and retain key personnel for whom the Company must compete against larger, more established companies.

SHORT-TERM ANNUAL BONUSES

    Annual bonuses established for the executive officers are intended to provide an incentive for improved performance in the short term. The Committee establishes target bonus levels for the executive officers at the beginning of the year based on predetermined goals such as member counts, customer retention, revenue and profitability.

LONG-TERM INCENTIVE COMPENSATION

    The Company's long-term incentive compensation plan for its executive officers is based on the Company's stock option plans. These plans promote ownership of the Company's Common Stock, which, in turn, provides a common interest between the stockholders of the Company and the executive officers of the Company. In establishing a long-term compensation plan, the Board of Directors concluded that any compensation received under such plans should be directly linked to the performance of the Company, as reflected by increases in the price of its Common Stock, and the contribution of the individual thereto. Options have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of ten years and generally vest over four to five years. The number of options granted to executive officers is determined by the Committee, which is charged with administering the stock option plans.

    The base salaries, targeted bonus amounts and number of stock options established for or granted to the Company's executive officers are based in part on the Committee's understanding of compensation amounts and forms paid to persons in comparable roles performing at comparable levels at other companies in the same or related industries. Such amounts, however, mainly reflect the subjective discretion of the members of the Committee based on the evaluation of the Company's current and anticipated future financial performance, the contribution of the individual executive officers to such financial performance, the contribution of the individual executive officers to the Company in areas not necessarily reflected by the Company's financial performance and the most appropriate incentive to link the performance and compensation of the executive officers to the stockholder's return on the Company's Common Stock.

COMPENSATION OF OUR CHIEF EXECUTIVE OFFICER

    Under the employment agreement of our Chief Executive Officer, Mr. Betty is employed as Chief Executive Officer at a salary of not less than $360,000 per year, plus a $24,000 a year travel allowance for Mr. Betty and his family, and such other benefits generally made available to our other senior executives.
Mr. Betty is entitled, if specified performance goals are met, to an annual bonus in the amount equal to 50% of his base salary. In addition, Mr. Betty will receive a severance payment equal to 100% of his then current base salary, will receive the full bonus to which he would have otherwise been entitled during the year in which the termination occurs, and will continue to receive health, medical, life and liability insurance coverage for one year (i) if he is terminated by the Company other than for "cause" as defined in the agreement,
(ii) if the Company elects not to extend the employment agreement at the end of the first three-year term or any yearly extension or (iii) if Mr. Betty terminates his employment because of a breach of the employment agreement by the Company. The merger of EarthLink Network and MindSpring was deemed a "change in control" under Mr. Betty's employment agreement, and pursuant to its terms all of his outstanding stock options vested upon effectiveness of the merger.

LIMITATIONS ON DEDUCTIBILITY OF COMPENSATION

    Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.

                                          SUBMITTED BY: THE COMPENSATION
                                          COMMITTEE

                                          Linwood A. Lacy, Jr.
                                          Sky D. Dayton

MR. KAVNER WAS APPOINTED TO THE COMPENSATION COMMITTEE AFTER THE DATE OF THIS REPORT, AND THEREFORE DID NOT SIGN THIS REPORT.

    THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE AS A RESULT OF ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT OR ANY PART HEREOF IN THE COMPANY'S 2000 ANNUAL REPORT TO STOCKHOLDERS, ITS ANNUAL REPORT ON FORM 10-K OR OTHERWISE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Lacy, Dayton and Kavner. No member of the Compensation Committee was, during the last fiscal year, an officer or employee of the Company nor was formerly an officer of the Company, except for Mr. Dayton, who currently is the Chairman of the Board and who served as our Chief Executive Officer and President prior to Mr. Betty's assumption of those positions in January of 1996. Mr. Lanier who prior to February 16, 2001 served on Board and on the Compensation Committee, resigned from these positions on February 16, 2001. Mr. Lanier is a member of the Board of Directors of ITC Holding Company, Inc., which was a substantial investor in EarthLink. ITC Holding Company, Inc. sold its 10.7 million shares of EarthLink common stock during February 2001. The Company has entered into certain business relationships with several subsidiaries and affiliates of ITC Holding Company, Inc. Except as noted below, none of these transactions were material for the periods presented.

    The Company purchases long-distance telephone services and wide area network transport service from ITC DeltaCom, Inc., a related party through relationships with ITC Holding Company, Inc. Long-distance charges from ITC DeltaCom, Inc. totaled approximately $9.6 million for 2000.

    No other members of the Compensation Committee had disclosable relationships with the Company in 2000. However, the following disclosure regarding non-Compensation Committee Board members is required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Esrey, who resigned from our Board of Directors on February 9, 2001, serves as Chairman of the Board of Directors and Chief Executive Officer of Sprint Corporation. Mr. Lauer, who also resigned from our Board of Directors on February 9, 2001, serves as President of the Global Markets Group of Sprint. On June 5, 1998, Sprint consummated a tender offer for 4.0 million shares of EarthLink Network's common stock at a price per share of $13.94 in cash to each tendering stockholder (the "OFFER"). Immediately following the closing of the Offer, Sprint received approximately 6.6 million shares of the EarthLink Network's Series A Convertible Preferred Stock (which are convertible into
13.2 million shares of Common Stock), in exchange for certain commercial and financial arrangements. Sprint subsequently purchased shares of Series B Convertible Preferred Stock under its preemptive rights to maintain its ownership level in the Company. In 2000, under the network services agreement that was implemented in connection with our Sprint alliance, EarthLink paid Sprint approximately $53.6 million. On February 9, 2001, we revised the terms of our strategic relationship with Sprint.

    Mr. Schiller, a member of our Board of Directors, is the Vice President of Worldwide Product Marketing with Apple Computer, Inc. In January 2000, EarthLink Network entered into a multi-year strategic alliance with Apple to deliver services to Apple customers in the U.S. In connection with this strategic alliance, Apple purchased shares of EarthLink Network's Series C Convertible Preferred Stock for $200 million and entered into certain marketing and other agreements with EarthLink Network. The Company assumed those agreements and securities as part of the merger of EarthLink Network and MindSpring. In 2000, EarthLink paid Apple approximately $34.3 million under the arrangements described above.

    During 2000, the Company loaned money to the following executive officers to allow them to meet margin calls on shares of EarthLink stock that they hold:
Mr. Betty, $3,000,000; Mr. McQuary, $450,000; Mr. Young $1,000,000 and
Mr. Irwin, $100,000. All of these loans are due prior to the end of

2001 and were made at what the Company believes to be market interest rates. The loans may be prepaid at any time, without penalty, prior to their due dates.

    The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties. It is the Company's current policy that all transactions by the Company with officers, directors, more than five percent stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms such directors believe are no less favorable to the Company than could be obtained from unaffiliated parties.

EXECUTIVE OFFICER COMPENSATION

                      TABLE I--SUMMARY COMPENSATION TABLE

    The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during fiscal 2000 and were serving at the end of fiscal 2000. This compensation information relates to compensation received by the named executives while employed by EarthLink, EarthLink Network or MindSpring prior to their merger, which created the Company. Of the five executives, Mr. McQuary previously was an executive with MindSpring, and the other four executives were executives with EarthLink Network. Such executive officers are referred to as the "Named Executive Officers."

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                            ------------
                                                      ANNUAL COMPENSATION    SECURITIES
                                                      -------------------    UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR      SALARY     BONUS       OPTIONS      COMPENSATION
       ---------------------------           ----      ------     -----      ----------    ------------
Charles G. Betty ........................    2000     $353,076   $133,652      300,000        $ 4,059(1)
  Chief Executive Officer                    1999      300,438    163,643           --         19,385(2)
                                             1998      312,000     60,142      484,500         22,435(3)
Michael S. McQuary ......................    2000      260,016     94,710      321,370          2,625(4)
  President                                  1999      160,417     71,355       52,102             --
                                             1998      136,458     71,355       14,628             --
Jon M. Irwin ............................    2000      255,182     74,251      195,000          2,732(4)
  Executive Vice President,                  1999      179,114     68,902       64,600          2,529(4)
  Member Experience                          1998      141,374     19,290       96,900          1,373(4)
William S. Heys .........................    2000      234,768     68,311      191,000             --
  Executive Vice President,                  1999      174,685     78,444           --             --
  Business Development and                   1998      156,158         --      242,250             --
  Business Services
Brinton O. C. Young .....................    2000      234,768     68,310      191,000             --
  Executive Vice President,                  1999      174,685     80,384           --             --
  Marketing and Corporate                    1998      140,000     29,522      161,500             --
  Strategy

------------------------

1. Consists of reimbursement in 2000 of $2,378 in travel expenses pursuant to Mr. Betty's employment agreement and $1,681 in matching contributions made to Mr. Betty's account under our 401(k) Plan.

2. Consists of reimbursement in 1999 of $16,785 in travel expenses pursuant to Mr. Betty's employment agreement and $2,600 in matching contributions made to Mr. Betty's account under our 401(k) Plan.

3. Consists of reimbursement in 1998 of $19,042 in travel expenses pursuant to Mr. Betty's employment agreement and $3,393 in matching contributions made to Mr. Betty's account under our 401(k) Plan.

4.  Consists of matching contributions made under our 401(k) Plan.

                     TABLE II--OPTION GRANTS IN FISCAL 2000

    This table presents information regarding options granted to the Company's Named Executive Officers during fiscal year 2000 to purchase shares of the Company's Common Stock. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------
                                       PERCENTAGE                                  POTENTIAL REALIZABLE VALUE
                                        OF TOTAL                                        AT ASSUMED ANNUAL
                         NUMBER OF      OPTIONS                                          RATES OF STOCK
                         SECURITIES    GRANTED TO                                    PRICE APPRECIATION FOR
                         UNDERLYING   EMPLOYEES IN                                     THE OPTION TERM(3)
                          OPTIONS        FISCAL      EXERCISE PRICE   EXPIRATION   ---------------------------
         NAME            GRANTED(#)     YEAR(1)       PER SHARE(2)       DATE           5%            10%
-----------------------  ----------   ------------   --------------   ----------   ------------   ------------
Charles G. Betty.......   300,000(5)       2.0%          $10.063       08/29/10     $4,917,226     $7,829,860
Michael S. McQuary.....    21,370(6)       0.1            28.251       01/24/10        983,396      1,565,893
Michael S. McQuary.....   100,000(4)       0.7            25.125       02/28/10      4,092,598      6,516,778
Michael S. McQuary.....   200,000(5)       1.4            10.063       08/29/10      3,278,150      5,219,907
William S. Heys........    51,000(4)       0.3            25.125       02/28/10      2,087,225      3,323,557
William S. Heys........   100,000(4)       0.7            10.063       08/29/10      1,639,075      2,609,953
William S. Heys........    40,000(5)       0.3            10.063       08/29/10        655,630      1,043,981
Jon M. Irwin...........    55,000(4)       0.4            25.125       02/28/10      2,520,929      3,584,228
Jon M. Irwin...........   100,000(4)       0.7            10.063       08/29/10      1,639,075      2,609,953
Jon M. Irwin...........    40,000(5)       0.3            10.063       08/29/10        655,630      1,043,981
Brinton O. C. Young....    55,000(4)       0.4            25.125       02/28/10      2,520,929      3,584,228
Brinton O. C. Young....   100,000(4)       0.7            10.063       08/29/10      1,639,075      2,609,953
Brinton O. C. Young....    40,000(5)       0.3            10.063       08/29/10        655,630      1,043,981

------------------------

1. The total number of options granted to employees in fiscal 2000 was 14,665,283.

2. The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the dates the respective options were granted.

3. As required under the SEC's rules, amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. If our stock price does not actually increase to a level above the applicable exercise price at the time of exercise, the realized value to the Named Executive Officers from these options will be zero.

4. These options become exercisable as follows: (i) 25% of the options become exercisable one year after the date of grant, and (ii) an additional 6.25% of the options become exercisable each fiscal quarter thereafter until fully vested.

5. These options vest as the Company achieves certain performance goals. If the goals are not met the options will vest six years from the date of grant.

6. These options become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, (ii) an additional 25% of the options become exercisable three years after the date of grant, and
    (iii) the remaining 25% of the options become exercisable four years after the date of grant.

   TABLE III--OPTION EXERCISES IN FISCAL 2000 AND FISCAL 2000 YEAR-END OPTION
                                     VALUES

    The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 2000. The table also reflects the values of such options based on the positive spread between the exercise price of such options and the closing sales prices of EarthLink common stock as reported on Nasdaq on December 31, 2000.

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                           SHARES                        UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS (1)
                          ACQUIRED        VALUE          -------------------        ------------------------
         NAME            ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------    --------     -----------   -------------   -----------   -------------
Charles G. Betty.......    809,559     $13,769,627     482,441        300,000      $  711,714            --
Michael S. McQuary.....     65,000         790,079     482,671        382,787       1,952,924       $67,989
William S. Heys........    104,284       2,743,474      45,435        321,644              --            --
Jon M. Irwin...........    149,236       3,050,773     141,464        195,000          23,723            --
Brinton O.C. Young.....    367,736       7,371,432     157,139        191,000          88,601            --

------------------------

1. The value of "in-the-money" options represents the difference between the exercise price of stock options and $5.0313, the closing sales price on December 31, 2000 for EarthLink's common stock as reported by Nasdaq.

STOCK PERFORMANCE GRAPH

    The following indexed line graph indicates EarthLink's total return to stockholders from February 7, 2000, the date on which the Company's Common Stock began trading on the Nasdaq National Market, to December 31, 2000, as compared to the total return for the Nasdaq Stock Market--US Index and the JP Morgan H&Q Internet index for the same period. The calculations in the graph assume that $100 was invested on February 7, 2000 in the Company's Common Stock and each index and also assume dividend reinvestment.

                COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG EARTHLINK, INC., THE NASDAQ STOCK MARKET
                                  (U.S.) INDEX
                   AND THE JP MORGAN H & Q INTERNET 100 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS

          EARTHLINK, INC.  NASDAQ STOCK MARKET (U.S.)  JP MORGAN H & Q INTERNET 100
2/7/00                100                         100                           100
12/31/00             16.5                       58.05                         37.64

       *   $100 INVESTED ON 2/7/00 IN STOCK OR INDEX
           INCLUDING REINVESTMENT OF DIVIDENDS.
           FISCAL YEAR ENDING DECEMBER 31.

ACCELERATED VESTING AND COMPENSATION CONTINUATION PLAN

    ELIGIBILITY FOR PARTICIPATION. Every common-law employee of the Company or an affiliate (whether employed now or hereafter) who is compensated on a salaried basis and who is either (i) the Chief Executive Officer or President of the Company, (ii) a "direct report" to the Chief Executive Officer or President of the Company holding a position of Vice President or above, (iii) a Vice President or above who is not a "direct report" to the Chief Executive Officer or President of the Company or (iv) an employee or one or more classes of employees (whether or not officers) whom the Board of Directors of the Company selects for participation under the Company's Accelerated Vesting and Compensation Continuation Plan ("AVCC Plan") becomes a participant of the AVCC Plan.

    COMPENSATION CONTINUATION. If at any time within one year after a change of control of the Company occurs, the employment of a participating employee is terminated by the Company or an affiliate for any reason other than cause, disability or death or the participating employee voluntarily terminates his employment for good reason, the Company or affiliate who employs the participating employee shall pay him 12 months of severance pay on a monthly basis and a pro-rated bonus at the end of the severance period. The payment of the severance pay will be consistent with normal payroll practices and subject to applicable withholdings and employment taxes.

    ACCELERATION OF OPTIONS. If at any time within five years after a change of control of the Company occurs, the employment of each participating employee with the Company or an affiliate terminates for any reason whatsoever, all outstanding stock options that the Company or any affiliate previously granted to such employee before the change of control of the Company shall be exercisable (to the extent not previously exercisable) as of the time of termination of employment as described in the next sentence, and such stock options shall remain exercisable thereafter in accordance with the terms of the options and the applicable plans under which they were granted. If the employee was a participant under the AVCC Plan as of March 8, 2000 or became a participant under the AVCC Plan thereafter and the Board of Directors of the Company directed that such employee be treated in the same manner as employees participating in the AVCC Plan on March 8, 2000, all outstanding stock options that the Company or any affiliate previously granted to such employee before the change of control shall be exercisable in full (to the extent not previously exercisable); if the employee was not a participant under the AVCC Plan as of March 8, 2000 but became a participant thereafter and the Board of Directors of the Company did not direct that such employee be treated like a participant as of March 8, 2000, all outstanding stock options that the Company or any affiliate previously granted to such employee before the change of control shall be exercisable (to the extent not previously exercisable) as if the employee had remained employed with the Company or any affiliate for an additional 24 months from the date of the employee's termination of employment (it being deemed that the employee had an additional 24 months of employment for purposes of determining the extent of the exercisability of such outstanding stock options).

    TERMINATION OF EMPLOYMENT. The AVCC Plan does not confer upon any individual any right to continue in the employ or service of the Company or any affiliate or in any way affect the right or power of the Company or any affiliate to terminate the employment or service of the individual at any time.

    UNFUNDED STATUS. The AVCC Plan is unfunded, and the Company and its affiliates are not required to segregate any assets to fund the benefits, if any, that will become payable under it. Any liability of the Company or any affiliate to any employee with respect to the AVCC Plan is based solely on any contractual obligations that may be created pursuant to the AVCC Plan.

    AMENDMENT AND TERMINATION. The Company will have the right to amend the AVCC Plan from time to time and may terminate it at any time; PROVIDED, however, that after a change of control of the Company occurs (i) no amendment may be made that diminishes any employee's rights following such change of control and
(ii) the AVCC Plan may not be terminated.

    Set forth below is the number of incentive stock options that had been granted to certain employees of the Company under the stock option plans of EarthLink that remained outstanding as of December 31, 2000. On December 31, 2000, the closing price for EarthLink's common stock was $5.0313 as reported by Nasdaq.

                                                               INCENTIVE
NAME                                                            OPTIONS
----                                                           ---------
Charles G. Betty............................................      620,941(1)
Michael S. McQuary..........................................      865,458(2)
William S. Heys.............................................      367,080(3)
Brinton O. C. Young.........................................      348,139(4)
Jon M. Irwin................................................      336,464(5)
All Named Executive Officers as a Group (5 Persons).........    2,538,082(6)
Non-Executive Officer Employees as a Group..................   16,963,148(7)

------------------------

1.  565,250 granted January 15, 1996; 242,250 granted February 10, 1998; 242,250 granted June 5, 1998; 300,000 granted August 29, 2000. This figure was adjusted to reflect the exercise of 728,809 options by Mr. Betty as of December 31, 2000.

2.  309,882 granted June 27, 1995; 92,892 granted January 24, 1996, 62,112 granted August 20, 1996; 77,472 granted February 26, 1997; 14,628 granted January 27, 1998; 52,102 granted May 21, 1999; 21,370 granted January 24, 2000; 100,000 granted February 28, 2000; and 200,000 granted August 29, 2000. This figure was adjusted to reflect the exercise of 65,000 options by Mr. McQuary as of December 31, 2000.

3.  242,250 granted January 2, 1998; 32,300 granted January 21, 1999; 51,000 granted February 28, 2000; 140,000 granted August 29, 2000. This figure was adjusted to reflect the exercise of 98,470 options by Mr. Heys as of December 31, 2000.

4.  363,375 granted May 7, 1996; 161,500 granted February 4, 1998; 51,000 granted February 28, 2000; 140,000 granted August 29, 2000. This figure was adjusted to reflect the exercise of 367,736 options by Mr. Young as of December 31, 2000.

5.  64,600 granted November 1, 1995, 96,900 granted January 23, 1997, 32,300 granted February 5, 1998; 32,300 granted October 29, 1998; 32,300 granted January 21, 1999; 32,300 granted July 22, 1999; 55,000 granted February 28, 2000; 140,000 granted August 29, 2000. This figure was adjusted to reflect the exercise of 149,236 options by Mr. Irwin as of December 31, 2000.

6. Represents a total of 3,947,333 options granted less the exercise of 1,409,251 shares.

7. Represents options granted to 4,363 employees under the stock option plans of EarthLink. This figure was adjusted to reflect both the recapture of 8,045,104 options pursuant to employee terminations and the exercise of 4,791,430 options by employees as of December 31, 2000.

                                AUDIT COMMITTEE

    PURSUANT TO SEC RULES FOR PROXY STATEMENT THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY HAS PREPARED THE FOLLOWING AUDIT COMMITTEE REPORT. THE AUDIT COMMITTEE INTENDS THAT THIS REPORT CLEARLY DESCRIBE THE CURRENT AUDIT PROGRAM OF THE COMPANY, INCLUDING THE UNDERLYING PHILOSOPHY AND ACTIVITIES OF THE AUDIT COMMITTEE.

                             AUDIT COMMITTEE REPORT

    The primary function of the Audit Committee of the Board of Directors (the "AUDIT COMMITTEE") is to assist the Board in fulfilling its oversight responsibilities by reviewing: (a) the financial reports and other financial information provided by the Company to any governmental body or the public,
(b) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and
(c) the Company's auditing, accounting and financial reporting processes generally. The Audit Committee operates under a written charter. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board. The Audit Committee's primary duties and responsibilities are to:

    - Serve as independent and objective party to monitor the Company's financial reporting process and internal control systems;

    - Review and appraise the audit efforts of the Company's independent auditors; and

    - Provide open channels of communication among the Company's independent auditors, financial and senior management and the Board.

COMPOSITION AND QUALIFICATIONS OF COMMITTEE MEMBERS

    Prior to February 9, 2001, the Audit Committee was comprised of three non-employee directors; however, Mr. Lauer resigned from the Audit Committee and our Board of Directors on February 9, 2001, in connection with the restructuring of our strategic relationship with Sprint Corporation. Mr. Scott resigned from the Audit Committee and our Board of Directors on February 16, 2001 to pursue other business interests. On February 16, 2001 the Board appointed
Messrs. Kavner and Schiller to the Audit Committee. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. At least one member of the Audit Committee has accounting or related financial expertise.

ELECTION AND MEETINGS

    The members of the Audit Committee are appointed by the Board annually. The Audit Committee meets at least four times annually, or more frequently as circumstances require. The Audit Committee meets at least annually with representatives from the Company's executive management and its independent auditors in separate sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed. In addition, the Audit Committee or at least its Chairman meets with the independent auditors and a representative(s) of the Company's management at least quarterly to review the Company's financial statements consistent with the provisions of the Statements on Auditing Standards, AU Section380 ("SAS 61").

RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2000:

    DOCUMENTS/REPORTS REVIEW

1. Reviewed the regular internal reports to management prepared by the Company's internal accounting department and management's response to such reports.

2. Reviewed with the Company's financial management and its independent auditors, prior to filing with the Securities and Exchange Commission, all 10-Q Quarterly Reports, 10-K Annual Reports and other reports that contain financial information. The Chairman of the Audit Committee may represent the entire committee for purposes of these reviews.

    INDEPENDENT AUDITORS

3. Recommended to the Board selection of Ernst & Young LLP as independent auditors. The Audit Committee evaluates the performance of the independent auditing firm. The Audit Committee has discussed with the firm the matters required to be discussed by SAS 61. These discussions included the scope of the auditor's responsibilities, significant accounting adjustments, any disagreements with management and a discussion of the quality, not the just the acceptability, of accounting principles, reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with Ernst & Young LLP that firm's independence from the Company.

    On June 29, 2000, the Company dismissed PricewaterhouseCoopers LLP as the Company's independent auditors and engaged Ernst & Young LLP as its new independent auditors. The decision to change the Company's auditing firm was recommended and approved by the Company's Audit Committee of the Board of Directors.

    PricewaterhouseCoopers LLP's reports on the Company's financial statements for 1998 and 1999 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    During fiscal years 1998 and 1999 and the subsequent interim period to June 29, 2000, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years.

    FINANCIAL REPORTING PROCESS

4. In consultation with the independent auditing firm and the Company's internal accounting personnel/auditors, the Audit Committee reviewed the integrity of the Company's financial reporting process, both internal and external.

    LEGAL COMPLIANCE; GENERAL

5. Reviewed, with the Company's outside legal counsel, legal compliance matters, including corporate securities trading policies.

    Based on the Audit Committee's discussions with management and Ernst & Young LLP and the Audit Committee's review of the representation of management and report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities Exchange Commission.

                                          SUBMITTED BY: THE AUDIT COMMITTEE

                                          Reed E. Slatkin

    MESSRS. LAUER AND SCOTT, WHO SERVED ON THE AUDIT COMMITTEE DURING 2000, RESIGNED FROM OUR BOARD PRIOR TO THE DATE OF THIS PROXY STATEMENT, AND, THEREFORE, DID NOT SIGN THIS REPORT. MESSRS. KAVNER AND SCHILLER WERE APPOINTED TO THE AUDIT COMMITTEE AFTER THE DATE OF THIS REPORT, ALONG WITH MR. SLATKIN, FOR 2001.

    THE AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE AS A RESULT OF ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT OR ANY PART HEREOF IN THE COMPANY'S 2000 ANNUAL REPORT TO STOCKHOLDERS, ITS ANNUAL REPORT ON FORM 10-K OR OTHERWISE.

                                   PROPOSAL 2
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of the Audit Committee of the Board, has appointed the firm of Ernst & Young LLP, independent auditors, to audit and report on the financial statements of the Company for the year ending December 31, 2001. The Company has employed Ernst & Young LLP, as its independent auditors since July 2000. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

    During the fiscal year ended December 31, 2000, Ernst & Young LLP billed the Company the fees set forth below in connection with services rendered by that firm to the Company.

    AUDIT FEES. For professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2000, Ernst & Young LLP billed the Company fees in the aggregate amount of $194,500.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. For the fiscal year ended December 31, 2000, Ernst & Young LLP did not render professional services to the Company in connection with (i) directly or indirectly operating, or supervising the operation of the Company's information system or managing the Company's local area network, (ii) designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements taken as a whole or
(iii) assessing, designing and implementing internal accounting controls and risk management controls. Therefore, Ernst & Young LLP did not bill the Company fees for such types of services because no such services were rendered.

    ALL OTHER FEES. For professional services other than those described above rendered by Ernst & Young LLP to the Company for the fiscal year ended
December 31, 2000, Ernst & Young LLP billed the Company fees in the aggregate amount of $232,733.

    The Audit Committee has considered whether the provision of services described above under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001.

    If stockholders do not ratify the appointment, the audit committee and the Board of Directors will reconsider the appointment.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                            SOLICITATION OF PROXIES

    The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. The Company has engaged Corporate Investor
Communications, Inc. to assist it in the proxy solicitation process and will pay such firm approximately $10,000 for its services (exclusive of postage fees). In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Any proposal that a Stockholder may desire to have included in the Company's proxy materials for presentation at its 2002 Annual Meeting of Stockholders must be received by the Company at its executive offices at 1375 Peachtree St., Atlanta, GA 30309, Attention: Samuel R. DeSimone, Jr., Secretary, on or prior to December 30, 2001. Any appropriate Stockholder proposal submitted to the Company will be accepted for consideration at the 2002 Annual Meeting of Stockholders if it is received by the Company on or prior to March 15, 2002. Stockholder proposals received between the December 30, 2001 deadline and the later
March 15, 2002 deadline will not be included in the proxy materials for the 2002 Annual Meeting of Stockholders, but are eligible for consideration at such meeting. Management of the Company can use its discretionary authority to vote against such proposals even though no description of the proposals will be included in the proxy materials.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report to Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2000 (which are not part of the Company's proxy soliciting material) are being mailed to the Company's stockholders with this Proxy Statement. The Company filed an Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission.

                                          By order of the Board of Directors,

                                          /s/ Sky D. Dayton

                                          Sky D. Dayton

                                          CHAIRMAN OF THE BOARD

Atlanta, Georgia

April 12, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              EARTHLINK, INC.

    The undersigned stockholder(s) of EarthLink, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Company's 2001 Annual Meeting of Stockholders, and hereby appoints Charles G. Betty and Michael S. McQuary, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (local time) on Thursday, May 24, 2001 at GCATT, 250 14th Street, Atlanta, Georgia 30309 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

           - Please Detach Here and Mail in the Envelope Provided -


/X/ PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1. ELECTION OF DIRECTORS

FOR ALL NOMINEES / /

WITHHOLD AS TO ALL NOMINEES / /

NOMINEES:
Linwood A. Lacy, Jr.
Michael S. McQuary
Reed E. Slatkin

FOR ALL NOMINEE(S) (Except as written below):

----------------------------------------------

2. Ratification of the selection of Ernst & Young LLP to serve as Company's independent auditors for the fiscal year ending December 31, 2001.

                FOR  / /     AGAINST / /     ABSTAIN / /

3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING / /

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY


---------------------------  -------------------------------  Dated _____, 2001
      Signature                Signature if held jointly

IMPORTANT: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.